[RUSSIAN TRANSLATION]	ADDITIONAL AGREEMENT No. 3 to the Development, License and Supply Agreement dated August 1st, 2013
Moscow, 2016
Joint Stock Company R-Pharm, represented by its General Director Ignatiev V.G., acting on the basis of the Chapter, hereinafter referred to as the “R-Pharm” on the one hand, and

Scynexis, Inc., a corporation organized and existing under the laws of the State of Delaware, having offices located at 101 Hudson Street, Suite 3610, Jersey City, New Jersey, USA 07302, hereinafter referred to as the “Scynexis” on the other hand, jointly are referred to as the “Parties”,

enter into the present Additional Agreement to the Development, License and Supply Agreement dated August 1st, 2013 executed by the Parties (hereinafter — “the Agreement” in accordance with the following:

1.  Due to the new bank details of Scynexis hereby the Parties agree to set forth the information about the bank details of Scynexis stipulated in the clause 15.18 of the Agreement shall be modified to read as follows:

Scynexis, Inc.

Account name:

Name of Bank:

ABA Number

2. The present Additional Agreement shall be the integral part of the Agreement and shall be valid from the date of signatures of the authorized representatives of the Parties.
3. In everything that is not under discussion in the present Additional Agreement the provisions of the Agreement shall apply.

4. The present Additional Agreement has been executed in two equal counterparts, one for each Party.
5. In case of any discrepancies be-tween the English and Russian texts of the present Additional Agreement, the English version shall be applied.

SIGNATURES OF THE PARTIES:

“R-Pharm”, JSC

By:	/s/ R-Pharm, JSC

Name:

Title:

Scynexis, Inc.

By: /s/ Eric Francois

Name:	Eric Francois

Title:CFO